Exhibit 99.1

Contact:                 David Young

                                                                TESSCO Technologies Incorporated

                                                                Acting Chief Financial Officer

(410) 229-1380

                                                                young@tessco.com

FOR IMMEDIATE RELEASE

TESSCO Announces Record Year

Fiscal Year Earnings Per Share Grew 114% on Revenues of $513 Million

HUNT VALLEY, MARYLAND, APRIL 27, 2005 — TESSCO Technologies Incorporated (Nasdaq: TESS), Your Total Source® supplier for everything needed to design, build, run, maintain or use wireless mobile, fixed and in-building systems, today reported its financial performance for the fiscal year and fourth quarter ended March 27, 2005.

Sales for fiscal year 2005 totaled $513.0 million, a 45% increase over sales of $352.7 million in fiscal year 2004.  For the fourth quarter of fiscal year 2005, sales totaled $150.9 million, up 40% year-over-year.

Net income for fiscal year 2005 was $6.1 million, or $1.39 per diluted share, an increase of 110% and 114%, respectively, over fiscal year 2004 net income of $2.9 million and diluted earnings per share of $0.65.  Fourth quarter net income was $1.3 million, or $0.31 per diluted share, compared to $1.5 million and $0.32 per diluted share for last year’s fourth quarter.

At the request of T-Mobile, on April 25, 2005 we agreed to continue to operate our e-commerce, marketing, sales and fulfillment system on their behalf, for one additional month, now through the end of August 2005.  Under this extension, TESSCO will provide standby services in August for a fee, which we believe will provide a net profit contribution comparable to prior months, before profits generated by sales, if any.

“TESSCO had a great year, delivering record revenue and earnings,” said Robert B. Barnhill, chairman, president, and chief executive officer.  “I am pleased that we successfully continued our diversification into new emerging product solutions and markets. Our focus has been, and continues to be, the aggressive diversification from the still difficult public carrier network infrastructure market, and from the soon to be transitioned relationship with our largest affinity program.  Our product solutions for wireless broadband and in-building applications, retailing and private branded accessories, replacement and component parts, and other test and maintenance products have led to strong year-over-year revenue and gross profit growth in all of our lines of business and across each of our markets.”

Highlights for fiscal year 2005:

•                  Total sales to our commercial and government customers grew 20%. Within this market, self-maintained user, government and reseller sales grew 26%, while public carrier and network operator sales grew 7%. Gross margin for the commercial and government market was consistent at approximately 25% for both fiscal years.

•                  Affinity consumer direct sales increased 91% from fiscal year 2004. Gross margin for these sales was 11.1%, down from 16.0% in fiscal 2004, pulling total corporate gross margin down to 18.5%.

•                  Sales of network infrastructure products increased 13% in fiscal 2005 as compared to fiscal 2004, while gross profit in this line of business increased 6%.  The decrease in gross margin from 25.1% to 23.5% was primarily due to product mix.

•                  Sales of mobile devices and accessory products to our commercial and government market increased 27% in fiscal 2005 as compared to fiscal 2004, while gross profits in this business increased 33%.

•                  Sales of installation, test and maintenance products increased 25% in fiscal 2005 as compared to fiscal 2004, while gross profits increased 28%.

•                  Operating income for fiscal year 2005 was $10.1 million, up 103% from the prior year. Earnings per share reached a record of $1.39, up 114% over last year.

•                  Cash flow from operations for the fiscal year was $4.3 million resulting in a cash balance of $3.9 million and total borrowings of only $5.4 million at year end, all relating to facility mortgages.

Highlights for the fourth quarter:

•                  Total commercial and government sales grew 20% over the prior year fourth quarter; self-maintained user, government and reseller sales grew 24%, while public carrier and network operator sales grew 11%.  Gross margin in these markets was down slightly as a result of product mix, to 25.6% in the fourth quarter, as compared to 26.1% in fiscal 2004.

•                  Affinity consumer direct sales and gross profit increased 64% and 21%, respectively, over the fourth quarter of fiscal year 2004.

•                  Sales of network infrastructure products increased 7% in the fourth quarter of fiscal 2005 as compared to fiscal 2004, but gross profit declined 3%.  Gross margin declined from 26.1% to 23.9% primarily due to product mix.

•                  Sales of mobile devices and accessory products to the commercial and government market increased 37% in the fourth quarter of fiscal 2005 as compared to fiscal 2004, while gross profit in this business increased 40%.

•                  Sales of installation, test and maintenance products increased 27% in the fourth quarter of fiscal 2005 as compared to fiscal 2004, while gross profits increased 35%.

•                  Operating income for the quarter was $2.2 million, down 12% from the prior year quarter.

•                  We implemented a state-of-the-art new order Configuration, Fulfillment and Delivery technology system, which was designed to improve customer service and drive productivity.  The implementation was a success; however, start-up issues led to increased costs in the quarter of approximately $1.0 million, primarily due to increased expenses in premium freight, overtime and temporary labor to meet our customer promise of complete, on-time and error-free delivery.  The new system provides vastly

•                  greater scalability to our fulfillment operations and we expect it to drive strong productivity improvements throughout this new fiscal year.

Mr. Barnhill continued, “At this time I want to recognize our team members, whose commitment, talent and contribution led to our record results this year, and will strive to accelerate our diversification and transition in our new fiscal year. We are looking forward to our new year, leveraging our strong foundation to pursue the many opportunities in the wireless industry.  Thank you for your support.”

Business Outlook

The following statements and the statements above made by Robert Barnhill as to anticipated results, are based on current expectations. These statements are forward-looking, and actual results may differ materially.

Due the current uncertainty of sales volumes related to the T-Mobile relationship, as well as potential continued start-up costs associated with the new Configuration, Fulfillment and Delivery technology system, the Company estimates that earnings per share for the first quarter are expected to be in the range of $0.25 to $0.30.  As a result of these uncertainties, as well as general economic conditions, the Company is able to provide only quarter-by-quarter, and not fiscal year, business outlook at this time.

TESSCO will conduct a conference call on April 28, 2005 at 10 a.m. ET to discuss the financial results for the fourth quarter of fiscal year 2005.  The conference call will be webcast live on the Internet at http://www.tessco.com.

TESSCO expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, TESSCO may reiterate the Business Outlook published in this press release. At the same time, TESSCO will keep this press release and Business Outlook publicly available on its Web site (www.tessco.com). However, the Business Outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

About TESSCO

TESSCO Technologies Incorporated is a value-added supplier of the product solutions needed to design, build, run, maintain or use wireless systems. TESSCO is committed to delivering, fast and complete, the product needs of wireless system operators, program managers, contractors, resellers, and self- maintained utility, transportation, enterprise and government organizations. As Your Total Source(R) supplier of mobile and fixed-wireless network infrastructure products, mobility devices and accessories, and installation, test and maintenance equipment and supplies, TESSCO assures customers of on- time availability, while streamlining their supply chain process and lowering inventories and total costs. To learn more, please visit TESSCO.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These forward- looking statements may generally be identified by the use of the words “may,” “will,” “expects,” “anticipates,” “believes,” “estimates,” and similar expressions and involve a number of risks and uncertainties. For a variety of reasons, actual results may differ materially from those described in or contemplated by any such forward-looking statement. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.  In addition to any factors discussed elsewhere in this press release, other factors could cause actual results to differ materially. Such factors include, but are not limited to, the following: the Company’s dependence on a relatively small number of suppliers and vendors, which could hamper the Company’s ability to maintain appropriate inventory levels and meet customer demand; the effect that the loss of certain customers or vendors could have on the Company’s net profits; economic conditions that may impact customers’ ability to fund purchases of our products and services; the possibility that unforeseen events could impair the Company’s ability to service its customers promptly and efficiently, if at all; the possibility that, for unforeseen reasons, the Company may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings; existing competition from national and regional distributors and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; and continuing changes in the wireless communications industry, including risks associated with conflicting technologies, changes in technologies, inventory obsolescence and evolving Internet business models and the resulting competition. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

TESSCO Technologies Incorporated Consolidated Statements of Income

	Fiscal Quarters Ended			Fiscal Years Ended
	March 27, 2005	December 26, 2004	March 28, 2004	March 27, 2005	March 28, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$150,907,500	$135,825,100	$107,623,000	$513,027,300	$352,674,300
Cost of goods sold	125,836,300	111,420,400	86,492,900	418,180,500	275,028,200
Gross profit	25,071,200	24,404,700	21,130,100	94,846,800	77,646,100

Selling, general and administrative expenses	22,879,500	21,569,300	18,630,000	84,747,400	73,444,300
Restructuring charges	—	—	—	—	2,285,700
Benefit from insurance proceeds	—	—	—	—	(3,054,000)
	22,879,500	21,569,300	18,630,000	84,747,400	72,676,000
Income from operations	2,191,700	2,835,400	2,500,100	10,099,400	4,970,100
Interest, net	51,800	37,100	46,600	166,200	167,700
Income before provision for income taxes	2,139,900	2,798,300	2,453,500	9,933,200	4,802,400
Provision for income taxes	826,600	1,091,400	994,600	3,866,000	1,910,600
Net income	$1,313,300	$1,706,900	$1,458,900	$6,067,200	$2,891,800

Basic earnings per share	$0.31	$0.41	$0.33	$1.41	$0.65
Diluted earnings per share	$0.31	$0.40	$0.32	$1.39	$0.65
Basic weighted average shares outstanding	4,209,400	4,211,000	4,422,400	4,308,000	4,432,400
Diluted weighted average shares outstanding	4,276,500	4,233,700	4,509,300	4,373,900	4,469,000

TESSCO Technologies Incorporated
Consolidated Balance Sheets

	March 27, 2005	March 28, 2004
	(audited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$3,880,800	$6,765,600
Trade accounts receivable, net	60,907,400	47,124,600
Product inventory	60,832,600	40,987,100
Deferred tax asset	2,170,000	2,079,000
Prepaid expenses and other current asset	2,828,400	2,494,300
Total current assets	130,619,200	99,450,600

Property and equipment, net	26,193,000	25,944,700
Goodwill, net	2,452,200	2,452,200
Other long-term assets	1,292,800	1,281,200
Total assets	$160,557,200	$129,128,700

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$82,618,000	$55,250,000
Accrued expenses and other current liabilities	6,591,600	6,588,500
Revolving line of credit	—	—
Current portion of long-term debt	362,600	282,000
Total current liabilities	89,572,200	62,120,500

Deferred tax liability	3,561,300	3,419,100
Long-term debt, net of current portion	5,000,700	5,354,700
Other long-term liabilities	1,600,900	1,900,900
Total liabilities	99,735,100	72,795,200

Shareholders’ equity:
Preferred stock	—	—
Common stock	48,900	48,500
Additional paid-in capital	23,578,600	22,250,200
Treasury stock, at cost	(7,454,400)	(4,547,000)
Retained earnings	44,649,000	38,581,800
Total shareholders’ equity	60,822,100	56,333,500

Total liabilities and shareholders’ equity	$160,557,200	$129,128,700

TESSCO Technologies Incorporated

Supplemental Revenue and Gross Profit Results Summary

(Amounts in Thousands)	Network Infrastructure	Mobile Devices and Accessories	Installation, Test and Maintenance	Total
Fiscal Year Ended March 27, 2005:
Commercial and Government:
Revenue	$129,826	$75,252	$64,396	$269,474
Gross profit	$30,534	$20,184	$17,072	$67,790
Gross margin	23.5%	26.8%	26.5%	25.2%

Affinity Consumer Direct:
Revenue	$—	$243,553	$—	$243,553
Gross profit	$—	$27,057	$—	$27,057
Gross margin	—	11.1%	—	11.1%

Total:
Revenue	$129,826	$318,805	$64,396	$513,027
Gross profit	$30,534	$47,241	$17,072	$94,847
Gross margin	23.5%	14.8%	26.5%	18.5%

Fiscal Year Ended March 28, 2004:
Commercial and Government:
Revenue	$114,401	$59,200	$51,500	$225,101
Gross profit	$28,689	$15,221	$13,347	$57,257
Gross margin	25.1%	25.7%	25.9%	25.4%

Affinity Consumer Direct:
Revenue	$—	$127,573	$—	$127,573
Gross profit	$—	$20,389	$—	$20,389
Gross margin	—	16.0%	—	16.0%

Total:
Revenue	$114,401	$186,773	$51,500	$352,674
Gross profit	$28,689	$35,610	$13,347	$77,646
Gross margin	25.1%	19.1%	25.9%	22.0%